Exhibit 10.30

Summary of Annual Incentive Plan (AIP)
(as of February 2015)

What is the AIP?
The Compensation Committee (the “Committee”) of the Board of Directors of Rowan Companies plc (the “Company”) administers the Company’s targeted cash incentive plan (the “AIP”). The AIP is a compensation plan administered pursuant to the Company’s incentive plan and this document summarizes its material provisions.

Who is eligible?

Executive and other officers (including named executive officers (NEOs)), managers and certain key employees.   Any recommendations of the Committee as to our NEOs are reviewed and approved by the Board of Directors.

What is my target bonus?	Each participant in the AIP generally has an incentive target that is denominated as a percentage of base salary depending on salary/responsibility level.
How is the payout calculated?
Once the bonus pool is funded, the Committee determines the actual bonus payout by assessing the Company’s performance against certain financial and operational metrics approved at the beginning of each year by the Committee.  Such metrics may include, but are not limited to, the achievement of budgeted EBITDA, actual costs compared to budget, safety performance, newbuild capital projects, contracted non-productive time and other strategic objectives.  In addition, the Committee also considers significant achievements made by the Company during the fiscal year.

Under the current terms of the AIP, 75% of the target bonus value is determined by reference to these metrics, with payout ranging from 0% to 150% of target depending on achievement of the metric.  The remaining 25% of the target bonus value is determined by the discretion of the Committee depending on Company performance outside of the designated metrics, and payout can range from 0% to 50% of target depending on the Committee’s view of such performance. Determinations with respect to any payouts under the AIP are usually made before March 15 of each year.

The performance and other metrics for any year (including any methods for determining payout or the application of any discretion by the Committee) vary from year to year and are detailed in our annual proxy statement with respect to payments made for the prior fiscal year.

What is the highest/lowest bonus I may receive?	Payout will be between zero and 200% of your target depending on the achievement of the metrics and discretionary component.
Are there thresholds for the AIP?
The AIP requires the Company to have either more than $100 million of EBITDA or net income of $1 million, in order for any awards to be paid. If this threshold performance hurdle is met, then the bonus pool for all bonus awards is funded at the maximum bonus opportunity.  This threshold performance hurdle is set for Section 162(m) and does not reflect the operational or financial metrics contained in the AIP.

Are AIP payouts subject to the Company’s incentive plan clawback provisions?

The Company’s incentive plan grants the Committee authority to make AIP payouts under the Company’s incentive plan subject to clawback provisions that permit the Company to recoup all or a portion of the amounts paid to you under the plan if the Company’s reported financial or operating results are materially and negatively restated within five years of the payment of such amounts.  In addition, the Company’s incentive plan permits the Company to recoup from participants who are engaged in conduct that was fraudulent, negligent or not in good faith, and which disrupted, damaged, impaired or interfered with the business, reputation or employees of the Company or its affiliates, or which caused a subsequent adjustment or restatement of the Company’s reported financial statements, all or a portion of the amounts paid under the plan within five years of such conduct.